As filed with the U.S. Securities and Exchange Commission on December 16, 2020.

Registration No. 333-249687

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 2

to

FORM F-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

EZGO Technologies Ltd.

(Exact name of Registrant as specified in its charter)

Not Applicable
(Translation of Registrant’s name into English)

British Virgin Islands	3751	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Building #A, Floor 2, Changzhou Institute of Dalian University of Technology,

Science and Education Town,

Wujin District, Changzhou City

Jiangsu, China 213164
Tel: + 86 51983683805
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Puglisi & Associates
850 Library Avenue,
Suite 204 Newark, DE 19711
Tel: (302) 738-6680
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Richard I. Anslow, Esq. Richard Baumann, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, New York 10105 Telephone: (212) 370-1300	Lawrence S. Venick, Esq. Loeb & Loeb LLP 21st Floor, CCB Tower 3 Connaught Road Central Hong Kong SAR Telephone: +852-3923-1111 Facsimile: +852-3923-1100

Approximate date of commencement of proposed sale to the public: as soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company. ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Class of Securities to be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price per Share(3)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Ordinary shares, par value US$0.001 per share	3,220,000	$4.00	$12,880,000	$1,405.21
Ordinary shares underlying Underwriter Warrants (2)(4)	322,000	$4.40	$1,416,800	$154.58
Total	3,542,000		$14,296,800	$1,559.79	(5)

(1)	In accordance with Rule 416(a), the Registrant is also registering an indeterminate number of additional ordinary shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions. Includes up to 420,000 ordinary shares, subject to the underwriter’s over-allotment option.

(2)	We have agreed to issue to the underwriter warrants to purchase the number of ordinary shares (the “Underwriter Warrants”) in the aggregate equal to ten percent (10%) of the number of offered shares sold to investors introduced by the underwriter in the offering, divided by the public offering price per share in the offering. The warrants will be exercisable at any time, and from time to time within five (5) years from effective date of the Registration Statement, in whole or in part, but may not be transferred nor may the shares underlying the warrants be sold until 180 days from the effective date of this registration statement. The exercise price of the Underwriter Warrants is equal to 110% of the public offering price per share in the offering. The Underwriter Warrants are exercisable, with a cashless provision, from the effective date of the offering for a period of five (5) years from the issuance.

(3)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended.

(4)	No separate registration fee required pursuant to Rule 457(g) under the Securities Act.

(5)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

This amendment is being filed solely to file certain exhibits to the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

BVI law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the BVI High Court to be contrary to public policy (e.g. for purporting to provide indemnification against the consequences of committing a crime). An indemnity will be void and of no effect and will not apply to a person unless the person acted honestly and in good faith and in what he believed to be in the best interests of the company and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful. Our post-offering amended and restated memorandum and articles of association permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from dishonesty or fraud of such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our post-offering amended and restated memorandum and articles of association.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.

In January 2019, we issued 50,000 ordinary shares to JKC Investment Holding Co. Ltd., for total consideration of $50,000 or $1 per share. The shares were issued in reliance upon exemptions from registration under Section 4(a)(2) of the Securities Act.

In September 2020, our initial shareholders approved a reorganization of our ordinary shares by way of a sub-division and subsequent surrender of certain of our ordinary shares such that the authorized share of the company has been increased to 100,000,000 ordinary shares of $0.001 par value each, resulting in an aggregate of 7,800,000 ordinary shares outstanding.

The foregoing issuances were exempt from registration under the Securities Act since they were transactions not involving a public offering. No underwriters were involved in these issuances of ordinary shares. Other than disclosed herein, we did not issue any securities in the past three years.

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

See Exhibit Index of this registration statement.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosures that were made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this registration statement not misleading.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9. UNDERTAKINGS.

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20-F” at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5) That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) That, for the purpose of determining liability under the Securities Act to any purchaser:

Each prospectus filed by the registrant pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Changzhou, Jiangsu, China, on December 16, 2020.

EZGO Technologies Ltd.

By:	/s/ Jianhui Ye
	Name:	Jianhui Ye
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this amended Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jianhui Ye	Chairman and Chief Executive Officer	December 16, 2020
Jianhui Ye	(Principal Executive Officer)

/s/ Jingyan Wu	Chief Financial Officer	December 16, 2020
Jingyan Wu	(Principal Financial and Accounting Officer)

/s/ Di Wu	Director	December 16, 2020
Di Wu

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of EZGO Technologies Ltd. has signed this registration statement or amendment thereto in Newark, Delaware on December 16, 2020.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
	Name:	Donald J. Puglisi
	Title:	Managing Director

EXHIBIT INDEX

Exhibit No.	Description of document

1.1*	Form of Underwriting Agreement
3.1*	Amended and Restated Memorandum and Articles of Association of the Registrant
4.1*	Form of Underwriter Warrants
5.1**	Opinion of Maples Group regarding the validity of ordinary shares being registered
8.1**	Opinion of Maples Group regarding certain British Virgin Islands tax matters (included in Exhibit 5.1)
8.2*	Opinion of DeHeng Law Offices regarding certain PRC tax matters (included in Exhibit 99.1)
8.3**	Opinion of Ellenoff Grossman & Schole LLP regarding certain U.S. tax matters
10.1*	Exclusive Management Consulting and Technical Service Agreement, dated November 8, 2019, by and between Changzhou Jiekai New Energy Technology Co., Ltd. and Jiangsu Baozhe Electric Technologies Co., Ltd.
10.2*	Exclusive Call Option Agreement, dated November 8, 2019, by and among Changzhou Jiekai New Energy Technology Co., Ltd., the shareholders of Jiangsu Baozhe Electric Technologies Co., Ltd. and Jiangsu Baozhe Electric Technologies Co., Ltd.
10.3*	Equity Pledge Agreement, dated November 8, 2019, by and among Changzhou Jiekai New Energy Technology Co., Ltd., the shareholders of Jiangsu Baozhe Electric Technologies Co., Ltd. and Jiangsu Baozhe Electric Technologies Co., Ltd.
10.4*	Proxy Agreement, dated November 8, 2019, by and among Changzhou Jiekai New Energy Technology Co., Ltd., the shareholders of Jiangsu Baozhe Electric Technologies Co., Ltd. and Jiangsu Baozhe Electric Technologies Co., Ltd.
10.5*	Loan Agreement, dated November 8, 2019, by and among Changzhou Jiekai New Energy Technology Co., Ltd. and Jiangsu Baozhe Electric Technologies Co., Ltd.
10.6*	Form of Spousal Consent Letter
10.7*	English Translation of Agency Agreement, dated December 25, 2019, by and between Tianjin Dilang Technologies Co., Ltd. and Beijing 70 Generation Co., Ltd.
10.8*	English Translation of Equity Transfer Agreement, dated September 6, 2019, by and among Jiangsu Baozhe Electric Technologies Co., Ltd., Yuxing Liu, Yan Fang, and Changzhou Cenbird Electric Bicycle Manufacturing Co., Ltd.
10.9*	English Translation of E-bicycle Agency Agreement, dated December 26, 2018, by and among Guoqing Zhu and Changzhou Hengmao Power Battery Technology Co., Ltd.
10.10*	English Translation of Cooperation Agreement, dated December 28, 2019, by and among Xiaoying Zheng and Changzhou Hengmao Power Battery Technology Co., Ltd.
21.1*	List of Subsidiaries of the Registrant
23.1*	Consent of Marcum Bernstein & Pinchuk LLP
23.2**	Consent of Maples Group (included in Exhibits 5.1 and 8.1)
23.3*	Consent of DeHeng Law Offices (included in Exhibit 99.1)
23.4**	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 8.3)
24.1*	Power of Attorney (included in signature page hereto)
99.1*	Opinion of DeHeng Law Offices regarding PRC legal matters
99.2*	Consent of Robert Johnson
99.3*	Consent of Junying Sun
99.4*	Consent of Guanneng Lai

*	Previously filed
**	Filed herewith

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